                                                                    EXHIBIT 12.1

                                  SPSS INC. AND SUBSIDIARIES
                              RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS, EXCEPT RATIO)

                                                                                                                    QUARTER ENDED
                                                                  YEAR ENDED DECEMBER 31,                              MARCH 31,
                                        ------------------------------------------------------------------------    -------------

                                            2002          2003            2004           2005           2006           2007
                                            ----          ----            ----           ----           ----           ----
RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
  Income (loss) before income taxes
         and minority interest            $ (16,379)      $  10,461      $   8,056        $ 27,172       $34,461         $ 12,797

Add:
  Fixed charges                                5,212          5,400          5,567           5,029         4,287            1,105
                                        ------------  -------------   ------------   -------------   -----------   --------------
Total earnings (loss) as defined          $ (11,167)      $  15,861      $  13,623        $ 32,201       $38,748         $ 13,902
                                        ============  =============   ============   =============   ===========   ==============

Fixed charges:
  Interest expense                        $      938      $     933      $     767        $    829       $   220         $     88
  Rental expense interest factor (a)           4,274          4,467          4,800           4,200         4,067            1,017
                                        ------------  -------------   ------------   -------------   -----------   --------------
Total fixed charges                       $    5,212      $   5,400      $   5,567        $  5,029       $ 4,287         $  1,105
                                        ============  =============   ============   =============   ===========   ==============

Deficiency of earnings available to
        cover fixed charges               $ (16,379)            (c)            (c)             (c)           (c)              (c)
                                        ============  =============   ============   =============   ===========   ==============

Ratio of earnings to fixed charges               (b)           2.94X          2.45X           6.40X         9.04X           12.58X
                                        ============  =============   ============   =============   ===========   ==============

(a) The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.

(b) Because of the defiency of earnings available to cover fixed charges, the ratio information is not applicable.

(c) Not applicable as earnings were sufficient to cover fixed charges.